UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): April 9, 2007

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11655 (Commission File Number)	22-2748248 (I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 9, 2007, HearUSA, Inc. (the “Company”) completed a transaction with the holders of the Company’s 2003 Subordinated Convertible Notes. The participating holders converted $5.4 million of the outstanding principal of the notes into 3.1 million shares of the Company’s common stock at $1.75 per share in accordance with the original agreement as contemplated by the Notes. The Company made cash payments to the participating holders of notes for the remaining principal balance of $409,000, canceling such Notes. One of the 2003 investors did not participate in the transaction. The Company paid that investor $375,000 of principal, leaving approximately $42,000 in principal unpaid, which principal payment will be due in June 2007 at which time the Company expects to make such payment and retire that Note. As part of the transaction with the participating 2003 note holders, the Company reduced the exercise price of the outstanding warrants held by those investors and the investors agreed to exercise their warrants using cash (as opposed to using the “cashless” exercise feature of the original warrant). The participating investors exercised all of those warrants for an aggregate of approximately $1.7 million and the Company issued 2.5 million warrant shares.

On April 10, 2007, the Company issued a press release concerning this transaction. A copy of that press release is being furnished with this Form 8-K as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided above in Item 1.01 is incorporated in this Item 3.02 by this reference. The Company issued the common stock upon conversion of the convertible notes and exercise of the warrants in a private placement to an accredited investor in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated by the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits

(d)

Exhibit 99.1	Press Release of the Company issued April 10, 2007 furnished with this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: April 13, 2007	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough Title: President & Chief Executive Officer